Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS 2013 SECOND QUARTER RESULTS

NEW YORK, NY, August 1, 2013 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the second quarter ended June 30, 2013. Operating EBITDA* in the second quarter of 2013 was €14.0 million ($18.3 million), compared to €32.9 million ($42.2 million) in the second quarter of 2012 and €24.3 million ($32.1 million) in the first quarter of 2013.

For the second quarter of 2013, we had a net loss of €9.9 million ($12.9 million), or €0.18 ($0.24) per share, compared to net income of €1.5 million ($1.9 million), or €0.03 ($0.04) per share, in the second quarter of 2012 and a net loss of €0.4 million ($0.5 million), or €0.01 ($0.01) per share, for the first quarter of 2013.

Summary Financial Highlights

	Q2	Q1	Q2	YTD	YTD
	2013	2013	2012	2013	2012
	(in millions, except per share amounts)
Pulp revenues	€193.7	€180.1	€186.0	€373.8	€385.5
Energy and chemical revenues	16.5	18.2	18.0	34.6	36.9
Operating income (loss)	(0.8)	9.5	18.3	8.7	34.5
Operating EBITDA	14.0	24.3	32.9	38.3	63.5
Gain on derivative instruments	5.3	4.8	1.3	10.1	2.2
Income tax benefit (provision)	(0.6)	(0.9)	(2.3)	(1.5)	(3.0)
Net income (loss) (1)	(9.9)	(0.4)	1.5	(10.3)	2.7
Net income (loss) per share(1)(2)	€(0.18)	€(0.01)	€0.03	€(0.19)	€0.05
Common shares outstanding at period end	55.9	55.8	55.8	55.9	55.8

(1)	Attributable to common shareholders.
(2)	Per basic and diluted share.

Summary Operating Highlights

	Q2	Q1	Q2	YTD	YTD
	2013	2013	2012	2013	2012
Pulp production (‘000 ADMTs)	349.5	361.2	365.0	710.7	745.4
Scheduled production downtime (‘000 ADMTs)	16.0	—	22.6	16.0	22.6
Pulp sales (‘000 ADMTs)	368.3	356.7	349.2	724.9	734.0
Average NBSK pulp list price in Europe ($/ADMT)(1)	857	832	837	844	837
Average NBSK pulp list price in Europe (€/ADMT)	656	630	652	643	645
Average pulp sales realizations (€/ADMT)(2)	520	499	526	509	519
Energy production (‘000 MWh)	405.8	424.4	425.4	830.2	861.7
Energy sales (‘000 MWh)	167.5	173.6	182.7	341.1	365.1
Average Spot Currency Exchange Rates:
€ / $(3)	0.7655	0.7580	0.7795	0.7619	0.7710
C$ / $(3)	1.0230	1.0087	1.0102	1.0160	1.0056
C$ / €(4)	1.3374	1.3319	1.2959	1.3346	1.3044

(1)	Source: RISI pricing report.
(2)	Sales realizations after discounts. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.
(4)	Average Bank of Canada noon spot rate over the reporting period.
*	Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 12 of the financial tables included in this press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

President’s Comments

Mr. Jimmy S.H. Lee, President and Chairman, stated: “During the current quarter, we achieved Operating EBITDA of €14.0 million. In the quarter, the Celgar mill took its annual maintenance shutdown. As a result of weather, equipment and execution issues, the shutdown was four days longer and the startup slower than budgeted. The shutdown negatively impacted our operating income by approximately €11.0 million in the current quarter. Our results also reflect generally weak pulp prices and the continuing strength of the Euro versus the U.S. dollar, partially offset by strong sales. Overall, pulp sales volumes increased by approximately 3% to 368,285 ADMTs during the second quarter of 2013 from 356,660 ADMTs in the prior quarter.”

Mr. Lee continued: “Pulp production in the current quarter was approximately 12,000 ADMTs lower than the first quarter of 2013, primarily as a result of lost production from the Celgar mill maintenance shutdown. This also resulted in lower energy production as well as energy and chemical revenues decreasing by approximately 9% to €16.5 million in the current quarter compared to the prior quarter.”

Mr. Lee continued: “Pulp list prices increased marginally in the second quarter of 2013. At the end of the second quarter of 2013, list prices in Europe were approximately $860 per ADMT and in North America and China were approximately $950 and $690 per ADMT, respectively. We are currently expecting demand levels and pricing to have an upward trend in the latter part of 2013. We believe supply and demand levels through the summer should benefit from significant producer maintenance downtime during the summer months. In addition, the announced closure of a Norwegian mill (Tofte) and new tissue capacity coming online in China are expected to keep the supply and demand levels in balance.”

Mr. Lee continued: “Fiber costs at our German mills were higher during the second quarter of 2013 due to continuing strong demand from European pellet and board producers, which has been compounded by increased demand for fiber from sawmills and an undersupply of sawlogs. Higher fiber costs in Germany were partially offset by modest price decreases in Canada. Going forward this year, we currently expect fiber costs in Germany to marginally increase before stabilizing and in Canada to decrease moderately.”

Mr. Lee continued: “The recent floods in Germany, including areas around Stendal, did not affect our German mills directly, though there were some incremental logistics costs as trucks and trains were forced to re-route, as well as some incremental personnel costs due to higher than usual levels of over-time and some related housing expenses.”

Mr. Lee added: “In order to improve its competitiveness, our Celgar mill is reducing its workforce by approximately 85 employees, with the majority of employees leaving the mill over the next 12 months. This action is being taken to reduce the mill’s fixed costs. We currently estimate incurring pre-tax charges of approximately $6.0 million to $8.0 million for severance and other personnel related expenses in connection with such reduction. Over 85% of these charges are expected to be recognized by the end of 2013. We currently estimate that our Celgar mill will realize approximately $8.0 million to $10.0 million in annual pre-tax cost savings once the workforce restructuring has been fully implemented. Based upon our planned workforce reduction schedule, we currently expect to realize approximately 80% of such annual cost savings in 2014.”

Mr. Lee concluded: “Project Blue Mill at our Stendal mill, designed to increase the mill’s annual energy production by 109,000 MWh and annual pulp production by 30,000 ADMTs, remains largely on time and budget. We look forward to realizing revenues and benefits from this project in the last quarter of this year.”

Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012

Total revenues for the three months ended June 30, 2013 increased by approximately 3% to €210.1 million ($274.6 million) from €204.1 million ($261.9 million) in the same period in 2012, due to higher pulp revenues. Pulp revenues for the three months ended June 30, 2013 increased to €193.7 million from €186.0 million in the comparative period of 2012, primarily due to higher pulp sales volumes, partially offset by a weaker U.S. dollar relative to the Euro.

Energy and chemical revenues decreased by approximately 8% in the second quarter to €16.5 million from €18.0 million in the same quarter last year, primarily as a result of lower pulp production.

Pulp production decreased by approximately 4% to 349,502 ADMTs in the current quarter from 365,047 ADMTs in the same quarter of 2012, primarily due to decreased pulp production at our Celgar mill. During the second quarter of 2013, our Celgar mill took its annual scheduled major maintenance shutdown. As a result of a combination of a lightning strike at the mill and equipment and execution issues, the shutdown which was planned for 11 days took 15 days instead. Further, the start-up of the mill was slower than budgeted. The shutdown and slower start-up resulted in a loss of approximately 30,300 ADMTs of NBSK pulp production (of which approximately 14,300 ADMTs was unplanned) and a consequential loss of energy production.

We believe the issues with the Celgar maintenance shutdown were isolated and the mill is performing well and operating at pre-shutdown levels. We believe our inventory levels are adequate and anticipate no material customer issues from this event.

Pulp sales volume increased by approximately 5% to 368,285 ADMTs in the current quarter from 349,177 ADMTs in the comparative period of 2012, primarily due to higher sales to Europe and China.

Average pulp sales realizations decreased by approximately 1% to €520 per ADMT in the second quarter of 2013, compared to €526 per ADMT in the same period last year due to a weaker U.S. dollar relative to the Euro, partially offset by higher pulp prices.

Costs and expenses in the second quarter of 2013 increased by approximately 14% to €211.0 million from €185.8 million in the comparative period of 2012, primarily due to higher sales volumes, fiber costs and costs associated with the Celgar mill maintenance shutdown.

On average, our overall per unit fiber costs in the current quarter increased by approximately 6% from the same period in 2012 as higher fiber costs in Germany were only partially offset by lower fiber costs in Canada.

Selling, general and administrative expenses increased to €9.4 million in the second quarter of 2013 from €8.6 million in the second quarter of 2012.

For the second quarter of 2013, we reported an operating loss of €0.8 million, compared to an operating income of €18.3 million in the comparative quarter of 2012, primarily due to the negative impact of the Celgar mill shutdown, higher fiber costs and a weaker U.S. dollar relative to the Euro.

Interest expense in the second quarter of 2013 decreased to €13.1 million from €13.9 million in the comparative quarter of 2012, primarily due to lower debt levels associated with the Stendal mill in the second quarter of 2013.

We recorded a net derivative gain of €5.3 million, which includes a €0.4 million loss related to fixed price pulp swap contracts entered into in the fourth quarter of 2012 and an unrealized gain of approximately €5.7 million on the mark to market adjustment of our Stendal mill’s interest rate derivative, compared to a net derivative gain of €1.3 million in the same quarter of last year.

The noncontrolling shareholder’s interest in the Stendal mill’s income in the second quarter of 2013 was €0.6 million, compared to €1.6 million in the same quarter last year.

In the second quarter of 2013, Operating EBITDA decreased to €14.0 million from €32.9 million in the second quarter of 2012. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for our results as reported under GAAP. See page 12 of the financial tables included in the press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

We reported a net loss attributable to common shareholders of €9.9 million, or €0.18 per basic and diluted share, for the second quarter of 2013, which included a net non-cash unrealized gain of €5.7 million on the fixed price pulp swaps and Stendal interest rate derivative, and the negative impact of approximately €11.0 million related to the Celgar mill’s maintenance shutdown. In the second quarter of 2012, we reported net income attributable to common shareholders of €1.5 million, or €0.03 per basic and diluted share, which included a net non-cash unrealized gain of €1.3 million on the Stendal interest rate derivative and fixed price pulp swaps.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Total revenues for the six months ended June 30, 2013 decreased to €408.4 million ($536.5 million) from €422.4 million ($548.0 million) in the same period in 2012, due to lower pulp and energy and chemical revenues. Pulp revenues for the six months ended June 30, 2013 decreased to €373.8 million from €385.5 million in the comparative period of 2012, primarily due to lower pulp sales volumes and a weaker U.S. dollar relative to the Euro.

Energy and chemical revenues decreased by approximately 6% to €34.6 million in the first half of 2013 from €36.9 million in the same period last year, primarily as a result of lower pulp production.

Pulp production decreased by approximately 5% to 710,666 ADMTs in the first half of 2013 from 745,389 ADMTs in the same period of 2012, primarily due to decreased pulp production at our Celgar mill. We had 15 days of maintenance downtime at our Celgar mill in the first half of 2013, which, together with a slower startup, resulted in a loss of approximately 30,300 ADMTs of NBSK pulp production.

Pulp sales volumes decreased by approximately 1% to 724,945 ADMTs in the first half of 2013 from 734,003 ADMTs in the comparative period of 2012, primarily due to lower sales to the United States.

Costs and expenses in the first half of 2013 increased by approximately 3% to €399.7 million from €387.9 million in the comparative period of 2012, primarily due to higher fiber costs at our German mills and costs associated with the Celgar maintenance shutdown.

On average, our per unit fiber costs in the first half of 2013 increased by approximately 2% from the same period in 2012.

For the first half of 2013, operating income decreased to €8.7 million from €34.5 million in the comparative period of 2012, primarily due to the combined effect of the Celgar mill’s maintenance shutdown and lower pulp sales volumes and higher fiber prices.

Interest expense in the first half of 2013 decreased to €26.3 million from €28.0 million in the comparative period of 2012, primarily due to lower debt levels associated with the Stendal mill.

We recorded a net derivative gain of €10.1 million, which includes a €0.8 million loss related to fixed price pulp swap contracts entered into in the fourth quarter of 2012 and an unrealized gain of approximately €10.9 million on the mark to market adjustment of our Stendal mill’s interest rate derivative, compared to a derivative gain of €2.2 million in the same period of last year.

In the first half of 2013, Operating EBITDA decreased to €38.3 million from €63.5 million in the first half of 2012. (1)

We reported net loss attributable to common shareholders of €10.3 million, or €0.19 per basic and diluted share, for the first half of 2013, which included a net non-cash unrealized gain of €10.4 million on the pulp price and Stendal interest rate derivatives, more than offset by a negative impact of approximately €11.0 million related to the Celgar maintenance shutdown and a non-cash charge for stock compensation of €0.6 million. In the first half of 2012, we reported net income attributable to common shareholders of €2.7 million, or €0.05 per basic and diluted share, which included a non-cash unrealized gain of €2.2 million on the fixed price pulp swaps and Stendal interest rate derivative, partially offset by a non-cash charge for stock compensation of €0.9 million.

(1)	See page 12 of the financial tables included in the press release for limitations on the use of Operating EBITDA as an analytical tool and a reconciliation of net income (loss) to Operating EBITDA.

Liquidity and Capital Resources

The following table is a summary of selected financial information as at the dates indicated:

	As at June 30,	As at December 31,
	2013	2012
	(in thousands)
Financial Position
Cash and cash equivalents	€134,433	€104,239
Working capital	215,165	208,573
Total assets	1,172,499	1,183,603
Long-term liabilities	771,534	768,253
Total equity	259,837	278,925

As at June 30, 2013, we had approximately €17.7 million and C$17.6 million available under our Rosenthal and Celgar revolving credit facilities, respectively.

On July 22, 2013, we completed our registered public offering of $50.0 million aggregate principal amount of additional 9.5% senior notes due 2017 at an issue price of 104.5% plus accrued interest from June 1, 2013. We used the proceeds to repay the revolving credit facilities of our Rosenthal and Celgar mills and for general corporate purposes.

Our Stendal mill has two amortizing term loan facilities with approximately €449.9 million in total principal outstanding at June 30, 2013. Such facilities are without recourse to the Restricted Group (comprised of Mercer, the Rosenthal and Celgar mills and certain holding subsidiaries) and 80% of the principal amount thereunder is severally guaranteed by German federal and state governments. These facilities require the Stendal mill, among other things, to maintain a stipulated semi-annual leverage ratio and a debt coverage ratio (the “Ratios”) and previously report on compliance with such Ratios on September 30, 2013 for the trailing 12-month period ended June 30, 2013.

We have had ongoing discussions with the agent bank under the Stendal loan facilities to obtain a satisfactory amendment and/or waiver of the Ratios to provide greater flexibility for the Stendal mill. On June 26, 2013, Stendal and the agent bank for the lenders agreed upon a non-binding term sheet which will provide the mill with greater covenant flexibility and the mill engaged the agent bank pursuant to a mandate agreement to seek lender approval to implement the same. Pursuant to the term sheet, concurrent with a successful amendment of the facilities thereunder, we have agreed to invest $20.0 million into Stendal as additional capital. The term sheet is subject to customary conditions and approvals, including lender approval, German governmental approval, our board approval, Stendal shareholder approval and entering into satisfactory definitive legal agreements.

Subsequent to entering into the term sheet, the agent has advised that the lenders agreed to have: (i) the Ratios cover the trailing 12-month period ending on September 30, 2013, instead of June 30, 2013; and (ii) the Stendal mill report on its compliance with the Ratios revised as aforesaid on November 15, 2013.

Currently, based upon our discussions with the agent bank to date, the limited nature of the requested amendment, the Stendal mill’s current liquidity (cash on hand, as at June 30, 2013 of approximately €65.0 million, of which €33.0 million is in a debt service reserve account) and the governmental guarantees, we believe we will be able to conclude a satisfactory amendment with Stendal’s lenders in the third quarter of 2013; however, we cannot assure you of a successful outcome.

If Stendal’s lenders did accelerate and cancel such loan facilities, this would have a material adverse effect on the Stendal mill and our consolidated financial condition, results of operations and liquidity.

Restricted Group

The following table is a summary of selected financial information for the Restricted Group (which, under the indenture for our 2017 9.5% Senior Notes, is comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills) as at the dates indicated:

	As at June 30,	As at December 31,
	2013	2012
	(in thousands)
Financial Position
Cash and cash equivalents	€69,467	€36,714
Working capital	142,029	132,130
Total assets	643,324	644,119
Long-term liabilities	279,788	260,185
Total equity	312,164	335,353

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, August 2, 2013 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through September 1, 2013, over the Internet at http://investor.shareholder.com/media/eventdetail.cfm?eventid=132043&CompanyID=MERC&e=1&mediaKey=1AE35D7DABC3ECD95E2779DA87354812 or through a link on the Company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman, CEO & President (604) 684-1099 David M. Gandossi Executive Vice-President, Chief Financial Officer & Secretary (604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of Euros)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	€134,433	€104,239
Receivables	97,028	110,087
Inventories	108,190	118,300
Prepaid expenses and other	12,830	7,907
Deferred income tax	3,812	4,465

Total current assets	356,293	344,998

Long-term assets
Property, plant and equipment	788,818	808,878
Deferred note issuance and other	12,630	12,162
Deferred income tax	14,758	17,565

	816,206	838,605

Total assets	€1,172,499	€1,183,603

LIABILITIES
Current liabilities
Accounts payable and other	€96,002	€89,950
Pension and other post-retirement benefit obligations	780	813
Debt	44,346	45,662

Total current liabilities	141,128	136,425

Long-term liabilities
Debt	680,087	665,741
Unrealized interest rate derivative losses	39,798	50,678
Pension and other post-retirement benefit obligations	31,158	32,141
Capital leases and other	13,599	13,936
Deferred income tax	6,892	5,757

	771,534	768,253

Total liabilities	912,662	904,678

EQUITY
Shareholders’ equity
Share capital	248,923	248,371
Paid-in capital	(3,568)	(3,547)
Retained earnings	15,464	25,800
Accumulated other comprehensive income	14,585	25,181

Total shareholders’ equity	275,404	295,805

Noncontrolling interest (deficit)	(15,567)	(16,880)

Total equity	259,837	278,925

Total liabilities and equity	€1,172,499	€1,183,603

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands of Euros, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues
Pulp	€193,659	€186,036	€373,779	€385,475
Energy and chemicals	16,487	18,026	34,639	36,945

	210,146	204,062	408,418	422,420
Costs and expenses
Operating costs	186,880	162,617	351,978	340,387
Operating depreciation and amortization	14,744	14,525	29,475	28,812

	8,522	26,920	26,965	53,221
Selling, general and administrative expenses	9,363	8,624	18,258	18,682

Operating income (loss)	(841)	18,296	8,707	34,539

Other income (expense)
Interest expense	(13,139)	(13,863)	(26,287)	(27,996)
Gain on derivative instruments	5,293	1,343	10,113	2,219
Other income (expense)	6	(368)	(64)	(778)

Total other income (expense)	(7,840)	(12,888)	(16,238)	(26,555)

Income (loss) before income taxes	(8,681)	5,408	(7,531)	7,984
Income tax benefit (provision)
Current	(192)	(6,281)	3,079	(6,337)
Deferred	(433)	4,016	(4,571)	3,340

Net income (loss)	(9,306)	3,143	(9,023)	4,987
Less: net income attributable to noncontrolling interest	(605)	(1,628)	(1,313)	(2,299)

Net income (loss) attributable to common shareholders	€(9,911)	€1,515	€(10,336)	€2,688

Net income (loss) per share attributable to common shareholders
Basic and diluted	€(0.18)	€0.03	€(0.19)	€0.05

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands of Euros)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Cash flows from (used in) operating activities
Net income (loss)	€(9,306)	€3,143	€(9,023)	€4,987
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized gain on derivative instruments	(5,681)	(1,343)	(10,376)	(2,219)
Depreciation and amortization	14,810	14,588	29,604	28,938
Deferred income taxes	433	(4,016)	4,571	(3,340)
Stock compensation expense	306	(6)	573	862
Pension and other post-retirement expense, net of funding	212	(41)	333	(55)
Other	970	73	2,153	866
Changes in working capital
Receivables	21,749	12,338	12,045	15,023
Inventories	2,147	(8,296)	7,893	3,442
Accounts payable and accrued expenses	(1,570)	805	9,027	3,454
Other	(5,708)	(86)	(6,490)	1,338

Net cash from (used in) operating activities	18,362	17,159	40,310	53,296

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(10,982)	(9,838)	(22,377)	(18,303)
Proceeds on sale of property, plant and equipment	2	113	15	339
Proceeds on maturity of marketable securities	—	2,008	—	2,008

Net cash from (used in) investing activities	(10,980)	(7,717)	(22,362)	(15,956)

Cash flows from (used in) financing activities
Repayment of debt	—	(1,584)	(20,545)	(11,710)
Proceeds from borrowings of debt	7,000	—	17,000	—
Repayment of capital lease obligations	(401)	(448)	(1,101)	(1,059)
Proceeds from (repayment of) credit facilities, net	6,986	(3,759)	12,954	—
Payment of note issuance costs	—	—	—	(1,621)
Proceeds from government grants	3,417	1,692	4,147	2,322

Net cash from (used in) financing activities	17,002	(4,099)	12,455	(12,068)

Effect of exchange rate changes on cash and cash equivalents	(615)	1,348	(209)	543

Net increase in cash and cash equivalents	23,769	6,691	30,194	25,815
Cash and cash equivalents, beginning of period	110,664	124,196	104,239	105,072

Cash and cash equivalents, end of period	€134,433	€130,887	€134,433	€130,887

(3)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(Unaudited)

(In thousands of Euros)

The terms of the indenture governing our 9.5% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three and six months ended June 30, 2013 and 2012, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	June 30, 2013
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€69,467	€64,966	€—	€134,433
Receivables	49,674	47,354	—	97,028
Inventories	64,199	43,991	—	108,190
Prepaid expenses and other	7,883	4,947	—	12,830
Deferred income tax	2,178	1,634	—	3,812

Total current assets	193,401	162,892	—	356,293
Long-term assets
Property, plant and equipment	327,107	461,711	—	788,818
Deferred note issuance and other	6,832	5,798	—	12,630
Deferred income tax	8,876	5,882	—	14,758
Due from unrestricted group	107,108	—	(107,108)	—

Total assets	€643,324	€636,283	€(107,108)	€1,172,499

LIABILITIES
Current liabilities
Accounts payable and other	€49,504	€46,498	€—	€96,002
Pension and other post-retirement benefit obligations	780	—	—	780
Debt	1,088	43,258	—	44,346

Total current liabilities	51,372	89,756	—	141,128
Long-term liabilities
Debt	235,883	444,204	—	680,087
Due to restricted group	—	107,108	(107,108)	—
Unrealized interest rate derivative losses	—	39,798	—	39,798
Pension and other post-retirement benefit obligations	31,158	—	—	31,158
Capital leases and other	5,855	7,744	—	13,599
Deferred income tax	6,892	—	—	6,892

Total liabilities	331,160	688,610	(107,108)	912,662

EQUITY
Total shareholders’ equity (deficit)	312,164	(36,760)	—	275,404
Noncontrolling interest (deficit)	—	(15,567)	—	(15,567)

Total liabilities and equity	€643,324	€636,283	€(107,108)	€1,172,499

(4)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(Unaudited)

(In thousands of Euros)

	December 31, 2012
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€36,714	€67,525	€—	€104,239
Receivables	61,212	48,875	—	110,087
Inventories	74,786	43,514	—	118,300
Prepaid expenses and other	5,811	2,096	—	7,907
Deferred income tax	2,188	2,277	—	4,465

Total current assets	180,711	164,287	—	344,998
Long-term assets
Property, plant and equipment	345,311	463,567	—	808,878
Deferred note issuance and other	6,607	5,555	—	12,162
Deferred income tax	9,179	8,386	—	17,565
Due from unrestricted group	102,311	—	(102,311)	—

Total assets	€644,119	€641,795	€(102,311)	€1,183,603

LIABILITIES
Current liabilities
Accounts payable and other	€42,106	€47,844	€—	€89,950
Pension and other post-retirement benefit obligations	813	—	—	813
Debt	5,662	40,000	—	45,662

Total current liabilities	48,581	87,844	—	136,425
Long-term liabilities
Debt	216,214	449,527	—	665,741
Due to restricted group	—	102,311	(102,311)	—
Unrealized interest rate derivative losses	—	50,678	—	50,678
Pension and other post-retirement benefit obligations	32,141	—	—	32,141
Capital leases and other	6,073	7,863	—	13,936
Deferred income tax	5,757	—	—	5,757

Total liabilities	308,766	698,223	(102,311)	904,678

EQUITY
Total shareholders’ equity (deficit)	335,353	(39,548)	—	295,805
Noncontrolling interest (deficit)	—	(16,880)	—	(16,880)

Total liabilities and equity	€644,119	€641,795	€(102,311)	€1,183,603

(5)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Operations

(Unaudited)

(In thousands of Euros)

	Three Months Ended June 30, 2013
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€105,541	€88,118	€—	€193,659
Energy and chemicals	6,040	10,447	—	16,487

	111,581	98,565	—	210,146
Operating costs	103,558	83,322	—	186,880
Operating depreciation and amortization	8,258	6,486	—	14,744
Selling, general and administrative expenses	5,644	3,719	—	9,363

	117,460	93,527	—	210,987

Operating income (loss)	(5,879)	5,038	—	(841)

Other income (expense)
Interest expense	(5,880)	(8,907)	1,648	(13,139)
Gain (loss) on derivative instruments	(422)	5,715	—	5,293
Other income (expense)	1,620	34	(1,648)	6

Total other income (expense)	(4,682)	(3,158)	—	(7,840)

Income (loss) before income taxes	(10,561)	1,880	—	(8,681)
Income tax benefit (provision)	(611)	(14)	—	(625)

Net income (loss)	(11,172)	1,866	—	(9,306)
Less: net income attributable to noncontrolling interest	—	(605)	—	(605)

Net income (loss) attributable to common shareholders	€(11,172)	€1,261	€—	€(9,911)

	Three Months Ended June 30, 2012
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues
Pulp	€103,745	€82,291	€—	€186,036
Energy and chemicals	6,460	11,566	—	18,026

	110,205	93,857	—	204,062
Operating costs	94,762	67,855	—	162,617
Operating depreciation and amortization	7,807	6,718	—	14,525
Selling, general and administrative expenses	5,406	3,218	—	8,624

	107,975	77,791	—	185,766

Operating income (loss)	2,230	16,066	—	18,296

Other income (expense)
Interest expense	(5,934)	(9,312)	1,383	(13,863)
Gain (loss) on derivative instruments	1,619	(276)	—	1,343
Other income (expense)	915	100	(1,383)	(368)

Total other income (expense)	(3,400)	(9,488)	—	(12,888)

Income (loss) before income taxes	(1,170)	6,578	—	5,408
Income tax benefit (provision)	(1,398)	(867)	—	(2,265)

Net income (loss)	(2,568)	5,711	—	3,143
Less: net income attributable to noncontrolling interest	—	(1,628)	—	(1,628)

Net income (loss) attributable to common shareholders	€(2,568)	€4,083	€—	€1,515

(6)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Operations

(Unaudited)

(In thousands of Euros)

	Six Months Ended June 30, 2013
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€205,781	€167,998	€—	€373,779
Energy and chemicals	13,130	21,509	—	34,639

	218,911	189,507	—	408,418
Operating costs	193,081	158,897	—	351,978
Operating depreciation and amortization	16,449	13,026	—	29,475
Selling, general and administrative expenses	11,360	6,898	—	18,258

	220,890	178,821	—	399,711

Operating income (loss)	(1,979)	10,686	—	8,707

Other income (expense)
Interest expense	(11,746)	(17,837)	3,296	(26,287)
Gain (loss) on derivative instruments	(767)	10,880	—	10,113
Other income (expense)	3,155	77	(3,296)	(64)

Total other income (expense)	(9,358)	(6,880)	—	(16,238)

Income (loss) before income taxes	(11,337)	3,806	—	(7,531)
Income tax benefit (provision)	(1,627)	135	—	(1,492)

Net income (loss)	(12,964)	3,941	—	(9,023)
Less: net income attributable to noncontrolling interest	—	(1,313)	—	(1,313)

Net income (loss) attributable to common shareholders	€(12,964)	€2,628	€—	€(10,336)

	Six Months Ended June 30, 2012
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€213,634	€171,841	€—	€385,475
Energy and chemicals	14,451	22,494	—	36,945

	228,085	194,335	—	422,420
Operating costs	193,098	147,289	—	340,387
Operating depreciation and amortization	15,447	13,365	—	28,812
Selling, general and administrative expenses	11,927	6,755	—	18,682

	220,472	167,409	—	387,881

Operating income (loss)	7,613	26,926	—	34,539

Other income (expense)
Interest expense	(11,744)	(18,976)	2,724	(27,996)
Gain (loss) on derivative instruments	1,619	600	—	2,219
Other income (expense)	1,740	206	(2,724)	(778)

Total other income (expense)	(8,385)	(18,170)	—	(26,555)

Income (loss) before income taxes	(772)	8,756	—	7,984
Income tax benefit (provision)	(2,113)	(884)	—	(2,997)

Net income (loss)	(2,885)	7,872	—	4,987
Less: net income attributable to noncontrolling interest	—	(2,299)	—	(2,299)

Net income (loss) attributable to common shareholders	€(2,885)	€5,573	€—	€2,688

(7)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands of Euros)

	Three Months Ended June 30, 2013
	Restricted	Unrestricted	Consolidated
	Group	Subsidiaries	Group
Cash flows from (used in) operating activities
Net income (loss)	€(11,172)	€1,866	€(9,306)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	34	(5,715)	(5,681)
Depreciation and amortization	8,324	6,486	14,810
Deferred income taxes	433	—	433
Stock compensation expense	306	—	306
Pension and other post-retirement expense, net of funding	212	—	212
Other	290	680	970
Changes in working capital
Receivables	18,863	2,886	21,749
Inventories	5,303	(3,156)	2,147
Accounts payable and accrued expenses	(1,879)	309	(1,570)
Other(1)	(6,926)	1,218	(5,708)

Net cash from (used in) operating activities	13,788	4,574	18,362

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(2,602)	(8,380)	(10,982)
Proceeds on sale of property, plant and equipment	—	2	2

Net cash from (used in) investing activities	(2,602)	(8,378)	(10,980)

Cash flows from (used in) financing activities
Proceeds from borrowings of debt	—	7,000	7,000
Repayment of capital lease obligations	(122)	(279)	(401)
Proceeds from (repayment of) credit facilities, net	6,986	—	6,986
Proceeds from government grants	—	3,417	3,417

Net cash from (used in) financing activities	6,864	10,138	17,002

Effect of exchange rate changes on cash and cash equivalents	(615)	—	(615)

Net increase in cash and cash equivalents	17,435	6,334	23,769
Cash and cash equivalents, beginning of period	52,032	58,632	110,664

Cash and cash equivalents, end of period	€69,467	€64,966	€134,433

(1)	Includes intercompany related transactions.

(8)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands of Euros)

	Three Months Ended June 30, 2012
	Restricted	Unrestricted	Consolidated
	Group	Subsidiaries	Group
Cash flows from (used in) operating activities
Net income (loss)	€(2,568)	€5,711	€3,143
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	(1,619)	276	(1,343)
Depreciation and amortization	7,870	6,718	14,588
Deferred income taxes	1,240	(5,256)	(4,016)
Stock compensation expense	(6)	—	(6)
Pension and other post-retirement expense, net of funding	(41)	—	(41)
Other	(535)	608	73
Changes in working capital
Receivables	7,833	4,505	12,338
Inventories	(1,765)	(6,531)	(8,296)
Accounts payable and accrued expenses	(3,155)	3,960	805
Other(1)	(1,514)	1,428	(86)

Net cash from (used in) operating activities	5,740	11,419	17,159

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(8,815)	(1,023)	(9,838)
Proceeds on sale of property, plant and equipment	51	62	113
Proceeds on maturity of marketable securities	2,008	—	2,008

Net cash from (used in) investing activities	(6,756)	(961)	(7,717)

Cash flows from (used in) financing activities
Repayment of debt	(1,584)	—	(1,584)
Repayment of capital lease obligations	(180)	(268)	(448)
Proceeds from (repayment of) credit facilities, net	(3,759)	—	(3,759)
Proceeds from government grants	1,692	—	1,692

Net cash from (used in) financing activities	(3,831)	(268)	(4,099)

Effect of exchange rate changes on cash and cash equivalents	1,348	—	1,348

Net increase (decrease) in cash and cash equivalents	(3,499)	10,190	6,691
Cash and cash equivalents, beginning of period	53,595	70,601	124,196

Cash and cash equivalents, end of period	€50,096	€80,791	€130,887

(1)	Includes intercompany related transactions.

(9)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands of Euros)

	Six Months Ended June 30, 2013
	Restricted Group	Unrestricted Subsidiaries	Consolidated Group
Cash flows from (used in) operating activities
Net income (loss)	€(12,964)	€3,941	€(9,023)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	504	(10,880)	(10,376)
Depreciation and amortization	16,578	13,026	29,604
Deferred income taxes	1,424	3,147	4,571
Stock compensation expense	573	—	573
Pension and other post-retirement expense, net of funding	333	—	333
Other	703	1,450	2,153
Changes in working capital
Receivables	10,524	1,521	12,045
Inventories	8,370	(477)	7,893
Accounts payable and accrued expenses	8,626	401	9,027
Other(1)	(8,640)	2,150	(6,490)

Net cash from (used in) operating activities	26,031	14,279	40,310

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(5,247)	(17,130)	(22,377)
Proceeds on sale of property, plant and equipment	13	2	15

Net cash from (used in) investing activities	(5,234)	(17,128)	(22,362)

Cash flows from (used in) financing activities
Repayment of debt	(545)	(20,000)	(20,545)
Proceeds from borrowings of debt	—	17,000	17,000
Repayment of capital lease obligations	(244)	(857)	(1,101)
Proceeds from (repayment of) credit facilities, net	12,954	—	12,954
Proceeds from government grants	—	4,147	4,147

Net cash from (used in) financing activities	12,165	290	12,455

Effect of exchange rate changes on cash and cash equivalents	(209)	—	(209)

Net increase (decrease) in cash and cash equivalents	32,753	(2,559)	30,194
Cash and cash equivalents, beginning of period	36,714	67,525	104,239

Cash and cash equivalents, end of period	€69,467	€64,966	€134,433

(1)	Includes intercompany related transactions.

(10)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands of Euros)

	Six Months Ended June 30, 2012
	Restricted Group	Unrestricted Subsidiaries	Consolidated Group
Cash flows from (used in) operating activities
Net income (loss)	€(2,885)	€7,872	€4,987
Adjustments to reconcile net income (loss) to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	(1,619)	(600)	(2,219)
Depreciation and amortization	15,573	13,365	28,938
Deferred income taxes	1,916	(5,256)	(3,340)
Stock compensation expense	862	—	862
Pension and other post-retirement expense, net of funding	(55)	—	(55)
Other	(477)	1,343	866
Changes in working capital
Receivables	5,723	9,300	15,023
Inventories	2,253	1,189	3,442
Accounts payable and accrued expenses	2,380	1,074	3,454
Other(1)	(7,988)	9,326	1,338

Net cash from (used in) operating activities	15,683	37,613	53,296

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(13,033)	(5,270)	(18,303)
Proceeds on sale of property, plant and equipment	237	102	339
Proceeds on maturity of marketable securities	2,008	—	2,008

Net cash from (used in) investing activities	(10,788)	(5,168)	(15,956)

Cash flows from (used in) financing activities
Repayment of debt	(2,127)	(9,583)	(11,710)
Repayment of capital lease obligations	(366)	(693)	(1,059)
Payment of note issuance costs	—	(1,621)	(1,621)
Proceeds from government grants	2,322	—	2,322

Net cash from (used in) financing activities	(171)	(11,897)	(12,068)

Effect of exchange rate changes on cash and cash equivalents	543	—	543

Net increase in cash and cash equivalents	5,267	20,548	25,815
Cash and cash equivalents, beginning of period	44,829	60,243	105,072

Cash and cash equivalents, end of period	€50,096	€80,791	€130,887

(1)	Includes intercompany related transactions.

(11)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands of Euros)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income (loss) attributable to common shareholders to Operating EBITDA for both the consolidated group and our Restricted Group:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net income (loss) attributable to common shareholders	€(9,911)	€1,515	€(10,336)	€2,688
Net income attributable to noncontrolling interest	605	1,628	1,313	2,299
Income tax provision	625	2,265	1,492	2,997
Interest expense	13,139	13,863	26,287	27,996
Gain on derivative instruments	(5,293)	(1,343)	(10,113)	(2,219)
Other expense (income)	(6)	368	64	778

Operating income (loss)	(841)	18,296	8,707	34,539
Add: Depreciation and amortization	14,810	14,588	29,604	28,938

Operating EBITDA	€13,969	€32,884	€38,311	€63,477

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Restricted Group(1)
Net loss	€(11,172)	€(2,568)	€(12,964)	€(2,885)
Income tax provision	611	1,398	1,627	2,113
Interest expense	5,880	5,934	11,746	11,744
Loss (gain) on derivative instruments	422	(1,619)	767	(1,619)
Other expense (income)	(1,620)	(915)	(3,155)	(1,740)

Operating income (loss)	(5,879)	2,230	(1,979)	7,613
Add: Depreciation and amortization	8,324	7,870	16,578	15,573

Operating EBITDA	€2,445	€10,100	€14,599	€23,186

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

(12)

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